RUBY TUESDAY, INC.

PARTNER AGREEMENT

THIS PARTNER AGREEMENT ("Agreement") is made as of the 6th day of June, 2001 (the "Effective Date"), by and between RUBY TUESDAY, INC., a Georgia corporation ("RTI"), and ROBERT D. McCLENAGAN, JR., an employee of RTI ("Partner").

STATEMENT OF BACKGROUND INFORMATION
A. RTI desires that the Partner serve as a concept partner regarding Company operated Ruby Tuesday restaurants.

B. The Partner desires to serve in such capacity pursuant to the terms and conditions of this Agreement.

C. The parties wish to set forth Partner's duties, obligations, and compensation during the Term (hereinafter defined).

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I. AUTHORITY AND RESPONSIBILITIES

1.1 The Partner shall serve as a concept partner of RTI responsible for the development and operation of RTI's Ruby Tuesday(R) concept restaurants (the "Concept"; restaurants in the Concept are herein referred to as a "Restaurant" or "Restaurants") as directed by RTI from time to time. In such capacity, the Partner shall be charged with the general supervision, operation, growth (at a rate not less than fifty (50) new Restaurants each Fiscal Year [hereinafter defined]) and management of the Concept including, without limitation, those objectives set forth on the Strategic Plan attached as Exhibit A hereto. RTI shall have the right to amend, prospectively, Exhibit A, in its sole discretion. Partner shall further perform such other duties related to the Concept as directed and determined from time to time by RTI. The Partner shall report to the Chief Executive Officer of RTI.

1.2 Reconfiguration of the Concept. RTI reserves the right, in its sole discretion, to reconfigure the Concept, including the closing and opening of Restaurants in its sole discretion. In the event a Restaurant is closed, such Restaurant shall be included in all elements of the bonus calculation (including calculations that may reduce bonus) through the date of closing and for purposes of any post-closing charges or expenses. In the event a new Restaurant is opened, such Restaurant shall be included in calculation of all elements of the bonus (including calculations that may reduce bonus) as of the date of opening. All such adjustments described in this Section 1.2 shall be determined by RTI according to its normal policies and procedures, but in RTI's sole discretion.


ARTICLE II. PARTNER PERFORMANCE COMMITMENT

2.1 Delivery of RTI Stock. Within ten (10) days following Partner's execution of this Agreement, the Partner shall deliver to RTI a number of shares of RTI common stock registered in the name of Partner having a value, in total, equal to at least Three Hundred Thousand Dollars ($300,000.00) to secure satisfactory performance by Partner of the duties and responsibilities to be discharged by the Partner pursuant to the terms of this Agreement. The number of such shares to be delivered shall be determined based upon the highest per share closing price of RTI common stock reported for any trading day within the thirty (30) day period prior to the Effective Date. The shares of RTI common stock delivered to RTI pursuant to this Section 2.1 (or the proceeds thereof if the shares have been converted or exchanged for other securities in connection with a corporate event affecting RTI's capital structure including, without limitation, stock splits and stock dividends) are referred to hereafter as the "Escrowed Shares." Partner shall hold good title to the Escrowed Shares, free and clear of all liens, charges and encumbrances or restrictions on transferability. With the Escrowed Shares, the Partner shall also tender an irrevocable stock power in favor of the Secretary of RTI (or any other officer of RTI designated in writing to the Partner), in a form acceptable to RTI for the purpose of implementing the provisions of Section 4.5 hereof.

2.2 Title and Stock Power covering Stock. Until the Escrowed Shares are either returned to, or forfeited by, the Partner, as provided below, at the expiration of the Term , the Escrowed Shares shall be held in escrow by RTI. During such period, RTI shall make appropriate provisions allowing the Partner to vote any Escrowed Shares and collect dividends with respect to the Escrowed Shares. Stock dividends and stock splits with respect to the Escrowed Shares shall be a part thereof and delivered to RTI.

2.3 Disposition of Escrowed Shares. At the expiration of the Term, the Escrowed Shares shall be returned to, or forfeited by, the Partner in accordance with
Section 4.5 below.

2.4 Failure to Deliver. In the event Partner fails to deliver the Escrowed Shares in the manner and within the time period specified by Section 2.1 above, then this Agreement shall not become effective, notwithstanding any other provision of this Agreement to the contrary. If this Agreement fails to become effective pursuant to this Section 2.4, Partner's future eligibility to participate in any arrangement of the type represented by this Agreement shall be determined by RTI in its sole discretion.

ARTICLE III. COMPENSATION

During the Term, RTI agrees to provide the Partner with the following compensation and benefits:

3.1 Annual Salary. RTI shall pay to the Partner an annual salary of Three Hundred Eighty-Eight Thousand Dollars ($388,000.00), which amount shall be payable in bi-weekly installments (the "Salary"). The Salary shall not be increased during the Term.

3.2 Bonuses. (a) Subject to the terms and conditions of this Agreement, including without limitation, Sections 3.2(c), 3.2(d), 3.4, 3.5 and 4.4 below, for each Fiscal Year during the Term, the Partner shall be paid a bonus in an amount which is a multiple of Salary based upon the same store sales performance of the Concept as shown on Exhibit B attached hereto and incorporated herein. The determination of all elements related to the calculation of bonus criteria and bonus amount shall be made by RTI in its sole discretion consistent with its internal accounting practices in effect from time to time (including adjustments related to, or elimination of, any so-called "53rd week" in Fiscal Years containing 53 accounting weeks). Regardless of its internal accounting practices in effect from time to time, RTI shall charge the Concept with any expenses attributable to legal, administrative or regulatory proceedings, including the cost of judgments, penalties, fines or settlements (collectively "Legal Costs") as RTI determines, in its sole discretion, are attributable to the Concept. The timing of any such charges and the number of Fiscal Quarters (hereinafter defined) over which the charges may be amortized shall be determined by RTI in its sole discretion. RTI may, in its sole discretion, charge the Concept for the estimated liability related to any such matter prior to the resolution of such matter, and such estimates may be adjusted by the Company from time to time.

(b) Fiscal Year/Fiscal Quarter. The term "Fiscal Year" shall mean the appropriate fiscal year of RTI as from time to time determined by RTI. The term "Fiscal Quarter" shall mean the fiscal quarters of RTI as determined from time to time by RTI.

(c) Conditions. Any bonus amount applicable to a Fiscal Year shall be (i) paid only if this Agreement is in effect through the last day of that Fiscal Year or if Partner dies or becomes disabled during that Fiscal Year, and (ii) may be reduced as described on Exhibit B unless, in each case, the payment is otherwise expressly precluded by the provisions of Section 4.5 below.

(d) Timing of Bonus Payments. Any bonus amount described in Section 3.2(a) and Exhibit B, with respect to which the Partner has satisfied the applicable conditions of Section 3.2(c) and Exhibit B, and which is not otherwise reduced or forfeited pursuant to the terms of this Agreement, shall be paid to the Partner in cash in a lump sum no later than forty-five (45) days after the end of the Fiscal Year to which the bonus applies.

3.3 Miscellaneous Benefits. RTI shall extend to the Partner all company-wide employee benefits and any benefits extended generally to concept partners of RTI during the Term. Any such participation by the Partner in RTI employee benefit programs generally shall be on the terms available to similarly situated participants or on such other terms as any such particular program may provide; provided, further, that the undertaking in this Section 3.3 shall in no way limit RTI's ability to amend or terminate any such program at any time.

3.4 Withholding, Etc. RTI shall be entitled to withhold appropriate employment and income taxes, as required by applicable law, with respect to compensation and other benefits provided by this Agreement.

3.5 Maximum Salary and Bonus. The total aggregate amount of Salary plus bonus applicable for any Fiscal Year shall not exceed three (3) times Salary.

ARTICLE IV. TERM AND TERMINATION

4.1 Term. The term of this Agreement shall begin as of the Effective Date and shall continue until the end of the third Fiscal Year following the Effective Date (the "Term").

4.2 Termination by Mutual Agreement or Due to Death. Notwithstanding Section 4.1 hereof, this Agreement may be terminated at any time prior to the expiration of the Term by the mutual written agreement of the parties. In the event of the Partner's death during the Term, this Agreement shall terminate immediately.

4.3 Termination by RTI. Notwithstanding Section 4.1 hereof, this Agreement may be terminated by RTI:

(a) immediately for "cause", as determined by RTI in the exercise of its sole discretion. As used herein, the term "cause" shall mean (1) Partner knowingly or negligently violates any law, statute, rule or regulation as reasonably determined by RTI; (2) commission of acts involving dishonesty or fraud (including, but not limited to, falsifying, misrepresenting or failing to follow RTI policy or procedure regarding inventory, sales, profit, profit margin, employee turnover, cash handling, bank deposits or credit card processing, irrespective of whether Partner seeks to profit therefrom) by Partner with respect to RTI; (3) any material violation of RTI's harassment policy or any violation of law in connection with discriminatory or harassing treatment of any RTI employee; (4) any gross or continuing failure to treat any RTI employee with courtesy and respect; (5) any failure by the Concept to achieve "norm" performance as determined pursuant to RTI's "WOW Report" measured over any period of six (6) consecutive Fiscal Quarters or; (6) a material violation or breach by Partner of RTI's philosophies, policies, procedures and standards; or
(7) other than the matters listed above in this subsection (a), a course of conduct determined by RTI to be in violation of Partner's duties under this Agreement (including, but not limited to, a violation or breach by Partner of RTI's philosophies, policies, procedures and standards which does not rise to the level described in subsection (6) above) if such conduct referenced in sub-subsection (a)(7) is not corrected within ten (10) days following receipt of written notice from RTI addressing such conduct (no notice of correction need be given with respect to a course of conduct for which a previous notice was given hereunder).

(b) immediately upon a determination by RTI that the Partner has become mentally or physically disabled in a manner that shall prevent performance of substantially all of the Partner's duties for a period of not less than thirty
(30) days, which determination shall be supported by the written opinion of a physician competent in the branch of medicine to which such disability relates; or

(c) at any time upon one hundred twenty (120) days notice to Partner.

4.4 Payments upon Termination. Except as otherwise provided in this Section 4.4, upon termination of this Agreement for any reason, the Partner shall receive only that portion of Salary due but unpaid through the date of termination of the Agreement.

(a) Terminations Other Than for Cause or Due to Partner Resignation. In the event this Agreement is terminated pursuant to Section 4.2 hereof or is terminated by RTI pursuant to Section 4.3(b) or (c) hereof, then RTI shall return the Escrowed Shares to Partner and the Partner shall also receive any bonus applicable to Section 3.2 above, but unpaid, through the date of termination of this Agreement. If this Agreement is terminated due to the Partner's death or disability during a Fiscal Year, RTI also shall pay a pro rata portion of any bonus that would otherwise be payable for the Fiscal Year to the Partner or the Partner's surviving spouse in the event of the Partner's death or, if there is no surviving spouse, to the Partner's estate.

(b) Terminations for Cause or Due to Partner Resignation. In the event this Agreement is terminated by RTI pursuant to Section 4.3(a) hereof or should Partner resign his employment with RTI, then the Partner shall receive only due but unpaid Salary and shall forfeit all other amounts otherwise payable or reimbursable pursuant to this Agreement, including, without limitation, the Escrowed Shares and any bonus then unpaid.

Subject to Section 5.6 below, any amounts payable to the Partner pursuant to this Section 4.4 shall be paid by RTI as soon as practicable following the date of termination of this Agreement. RTI shall be authorized to instruct the attorney-in-fact named on the irrevocable stock power to deliver any Escrowed Shares to the appropriate party as determined in accordance with this Section.

4.5 Liquidated Damages. The parties agree that RTI payments made pursuant to
Section 4.4 hereof, if any, shall be in lieu of any other damages, payments or amounts which the Partner might otherwise be due from or claim against RTI or its affiliates arising from or attributable to the Partner`s employment relationship with RTI.

4.6 Terminations of Agreement not Resulting in a Termination of Employment. This Agreement does not guaranty Partner's employment with RTI for any period of time. If Partner's employment status with RTI is not terminated in connection with a termination of this Agreement, the terms of this Agreement shall not apply for purposes of establishing, interpreting or otherwise implying the terms and conditions of the Partner's employment with RTI following the termination of this Agreement.

ARTICLE V. PROTECTIVE COVENANTS
5.1 Trade Secrets. As a concept president of RTI, the Partner has access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of RTI. The Partner agrees that throughout the Term and for the maximum period of time allowable under applicable law, except to the extent necessary to perform the Partner's obligations hereunder, the Partner shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including, without limitation, any competitors or potential competitors of the RTI.

5.2 Confidential Information. As a senior management employee of RTI, the Partner has access to Confidential Information (as defined herein). The Partner agrees to maintain the confidentiality of all Confidential Information throughout the Term and for a period of two (2) years after the termination of this Agreement. For purposes of this Section, the term "Confidential Information" means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to the Partner or of which the Partner has become aware as a consequence of or through his employment relationship with RTI and which has value to RTI and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by the Partner without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means.

5.3 No Solicitation. During the Term and for a period of twelve (12) months immediately following the termination of this Agreement or the termination of Partner's employment with RTI, whichever occurs later, the Partner shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of RTI or any of its franchisees or licensees for employment by a "Competing Business", or induce or encourage any such employee to terminate employment with RTI or such franchisee or licensee, nor will the Partner knowingly provide the name of any employee of RTI or such franchisee or licensee for the purpose of solicitation or recruitment by or for the benefit of a Competing Business. For purposes of this section, "Competing Business" means a casual dining restaurant business offering the same or similar products and services as offered by Concept Restaurants or restaurants in any other system owned, operated, franchised or licensed by RTI or any affiliate including, without limitation, varied menu (to include, without limitation, any combination of soups, sandwiches, chicken, ethnic cuisine, health/fitness oriented dishes), waiter/waitress service, sit-down dining and bar services. "Competing Business" shall not include so called "fast food" restaurants. The parties agree that the damages which RTI will suffer in the event of Partner's breach of the foregoing covenant are difficult to quantify and determine. Therefore, the parties agree that in the event of each such breach, Partner shall pay to RTI, as liquidated damages and not as a penalty, the amount of $25,000.00.

5.4 Covenant Not to Compete. The Partner agrees, acknowledges and understands that the nature, kind and character of the business conducted by RTI is highly competitive. Incident to the terms and conditions hereof and for the considerations contained herein, the Partner agrees that:

(a) throughout the Term and for a period of two (2) years following the termination of this Agreement or the termination of Partner's employment with RTI, whichever occurs later, and for whatever reason, the Partner will not enter into any employment, consulting or similar relationship with any person, organization or entity which is in the same or similar business as RTI in an executive, managerial or other capacity. The Partner acknowledges that this covenant is reasonable and necessary to protect the interests of RTI; and

(b) by virtue of the duties and special knowledge of the affairs and operations of RTI that the Partner has and will obtain as a result of his employment relationship with RTI, a breach or threatened breach by him of the provisions of this covenant not to compete shall cause irreparable injury to RTI and shall entitle RTI, in addition to any other remedy, to injunctive relief against such breach or threatened breach.

5.5 No Other Employment. The Partner agrees, acknowledges and understands that the nature, kind and character of RTI's business is highly competitive. Incident to the Partner's engagement hereunder and for the considerations contained herein, the Partner agrees that throughout the Term of this Agreement Partner will devote all of his/her full time, energy, skills and best efforts to the supervision and management of the Restaurants in the Concept and the Partner's duties and responsibilities under this Agreement (with earned vacations and reasonable absences because of illness or permitted leaves of absence excepted), and will not enter into any employment, consulting or similar relationship with any organization or entity. The Partner acknowledges that this covenant is reasonable and necessary to protect the interests of RTI.

5.6 Default. In the event the Partner shall breach any covenant contained in Sections 5.1, 5.2, 5.3, 5.4 or 5.5 hereof, and such breach shall not be cured to the reasonable satisfaction of RTI within five (5) days after delivery of a written notice thereof from RTI, then in addition to all other rights and remedies of RTI with respect thereto, RTI shall thereupon be relieved of liability for all obligations then remaining under Section 5 above.

ARTICLE VI. MISCELLANEOUS

6.1 Headings and Capitalized Terms. Titles or captions of Articles or Sections contained in this Agreement are intended for reference convenience only, and shall not define, limit, extend or describe the scope of this Agreement or the meaning of any provision hereof. Capitalized terms not otherwise defined herein shall have the customary meaning then being ascribed to them in the course of RTI's general business operations.

6.2 Amendment. This Agreement may not be amended (in whole or in part) orally or by course of performance, but only by a written instrument signed by both parties.

6.3 Notice. Except as otherwise required under this Agreement, any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given:

(a) to the Partner if in writing and personally delivered, or mailed (and if mailed shall be deemed given three (3) business days after mailing) registered or certified mail addressed to the Partner at Partner's residence as shown in the records of RTI or at such other address as the Partner shall designate in writing to RTI in accordance with this Section 6.3(a); and

(b) to RTI if in writing and personally delivered to the Chief Executive Officer of RTI or mailed (and if mailed shall be deemed given three (3) business days after mailing) registered or certified mail addressed to the Chief Executive Officer of RTI at 150 West Church Avenue, Maryville, Tennessee 37801, or to such other person and address as RTI shall designate in writing to the Partner in accordance with this Section 6.3(b).

6.4 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Partner and the Partner's executor, administrator, heirs and personal representatives and upon RTI and its successors and assigns. The Partner may not assign his rights and obligations hereunder without the written consent of RTI. RTI may assign its rights hereunder without Partner's consent.

6.5 Relationship. Nothing herein shall be construed as creating a joint venture, unincorporated association, partnership or other relationship.

6.6 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of laws.

6.7 No Defense. The existence of any claim or cause of action of the Partner against RTI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by RTI of any covenant contained in this Agreement. No claim or proceeding may be made, brought or maintained by Partner (his/her successors, assigns or legal representatives) to enforce any liability or obligation of RTI under this Agreement, unless brought before the first to occur of one (1) year after (a) the date any Salary amount or bonus is paid (or required to be paid) to Partner with respect to such Salary amount or bonus, or
(b) the expiration or termination of this Agreement with respect to all other matters.

6.8 Survival. The provisions of Sections 4.4, 4.5 and Article V hereof shall survive any termination of this Agreement.

IN WITNESS WHEREOF, RTI has executed and delivered by its duly authorized officer, and Partner has executed and delivered, this Agreement all as of the day and year first above written.

                                     RUBY TUESDAY, INC.
                                     By:/s/Samuel E. Beall, III
                                     Title: Chairman and
                                            Chief Executive Officer


                                    PARTNER:

                                     /s/ Robert D. McClenagan, Jr.
                                     ROBERT D. McCLENAGAN, JR.

IRREVOCABLE STOCK POWER


FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________________________________ a total of _____________ shares of the
Common Stock, par value $.01 per share, of Ruby Tuesday, Inc. registered in the name of the undersigned on the stock transfer records of Ruby Tuesday, Inc. and represented by Stock Certificate No(s). ________________ of Ruby Tuesday, Inc.; and the undersigned does hereby irrevocably constitute and appoint Daniel T. Cronk, his attorney-in-fact, to transfer the aforesaid shares on the books of Ruby Tuesday, Inc., with full power of substitution; and the undersigned does hereby ratify and confirm all that said attorney-in-fact lawfully shall do by virtue hereof.



Date:  June 21, 2001                         Robert D. McClenagan
                                             Print Name


                                             /s/ Robert D. McClenagan
                                             Signature



IN THE PRESENCE OF:


Kay Parsons Mayes
Print Name

/s/ Kay Parsons Mayes
Signature
00812762.W51


Ptnr Agrmt McClenagan 52901.doc

RUBY TUESDAY, INC.